INDEPENDENT AUDITORS' CONSENT
-----------------------------

The Board of Directors of
The Hanover Funds, Inc.

We consent to the use of our report dated January 19, 1996 on the financial statements and the related financial highlights of the Hanover Funds, Inc. with respect to The 100% U.S. Treasury Securities Money Market Fund and The Cash Management Fund as of November 30, 1995 and for each of the periods presented incorporated herein by reference and to the reference to our firm under the heading "Independent Accountants" in the Statement of Additional Information.


New York, New York
December 23, 1996